UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2017

Viavi Solutions Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

(408) 404-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 15, 2017, Viavi Solutions Inc. (the “Company”) approved a restructuring and global workforce reduction plan (the “Plan”). The Plan is part of the Company’s strategy first announced at its September 15, 2016 Analyst Day event to improve profitability in the Company’s Network and Service Enablement (NSE) business by narrowing the scope of the Service Enablement business and reducing costs by streamlining NSE operations.

The Company expects up to approximately 10% of its global workforce to be affected. The Company estimates it will incur total aggregate charges of up to approximately $30 million in connection with the Plan, including up to approximately $24 million in cash expenditures the majority of which will be related to severance charges. The Company expects the Plan to be completed by the end of the second quarter of fiscal 2018 with the significant portion completed by the end of fiscal 2017, and to recognize the majority of the total charges in the third quarter of fiscal 2017.

Forward-Looking Statements

Certain matters discussed in this Current Report on Form 8-K constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements regarding the number of employees impacted by the restructuring plan, the estimated expenses the Company will recognize and the timing of these payments and expenses. These forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on other risk factors affecting the Company generally, please refer to the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date thereof and the Company assumes no obligation to update such statements.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viavi Solutions Inc.

By:	/s/ Amar Maletira
Amar Maletira
Chief Financial Officer

January 17, 2017